RIVERNORTH/DOUBLELINE STRATEGIC OPPORTUNITY FUND, INC.

ARTICLES SUPPLEMENTARY

RiverNorth/DoubleLine Strategic Opportunity Fund, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article IV of the charter of the Corporation (the “Charter”) and Sections 2-105 and 2-208 of the Maryland General Corporation Law, the Board of Directors of the Corporation (the “Board” which term as used herein shall include any duly authorized committee of the Board of Directors), by duly adopted resolutions, reclassified 2,400,000 shares of authorized but unissued Common Stock, par value $0.0001 per share (the “Common Stock”), of the Corporation as additional shares (the “Additional Perpetual Preferred Shares”) of Perpetual Preferred Stock, par value $0.0001 per share (the “Perpetual Preferred Stock”), having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption set forth in the Charter.

SECOND: The Additional Perpetual Preferred Shares have been classified by the Board under authority contained in the Charter. After giving effect to the classification of the Additional Perpetual Preferred Shares set forth herein, the total number of shares of Common Stock that the Corporation has authority to issue is 45,070,000. After giving effect to the classification of the Additional Perpetual Preferred Shares set forth herein, the total number of shares of Perpetual Preferred Stock that the Corporation has authority to issue is 4,930,000.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: The undersigned Chairman and President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chairman and President and attested to by its Secretary on this 17th day of November, 2021.

ATTEST:		RIVERNORTH/DOUBLELINE STRATEGIC OPPORTUNITY FUND, INC.

/s/ Marcus L. Collins		By:	/s/ Patrick W. Galley	(SEAL)
Name:	Marcus L. Collins	Name:	Patrick W. Galley
Title:	Secretary	Title:	Chairman and President